Exhibit 10.1

 FALCONSTOR SOFTWARE INC.

KEY EMPLOYEE

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of October, 2016 (the “Effective Date”), by and between FalconStor Software, Inc., a Delaware corporation (the “Company”), and DANIEL MURALE (“Key Employee”).

WHEREAS, Key Employee has made or is expected to make a major contribution to the profitability, growth and financial strength of the Company and the Company considers the continued availability of Key Employee's services to be in the best interest of the Company and desires to assure the continued services of Key Employee on behalf of the Company without the distraction occasioned by the possibility of a change in control of the Company; and

WHEREAS, Key Employee is willing to remain in the employ of the Company upon the understanding that in the event of certain terminations of employment following a Change in Control of the Company, the Company will provide Key Employee with equity, income security and health benefits as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.       Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue until the third anniversary of the Effective Date (the “Term”); provided, however, that on the date of expiration of the Term, and on each anniversary of the date of expiration of the Term thereafter, the Term shall automatically be extended for one (1) year unless either the Key Employee or the Company shall give written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of twelve (12) months after such occurrence.

2.       Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:

2.1       “Base Salary” shall mean Key Employee's annual rate of base salary in effect on the date of Key Employee's termination of employment, excluding all bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

2.2       “Board” shall mean the Board of Directors of the Company.

2.3       “Bonus” shall mean an amount equal to the Key Employee’s estimated bonus (using the target bonus as a guide) for the full fiscal year in which the termination occurs as adjusted to reflect the extent to which Key Employee has or has not met the performance criteria for any completed fiscal quarters in such year (and any interim period where determinable) as determined by the Committee, subject to adjustment by the Committee as it determines appropriate in its sole discretion.

2.4       “Cause” shall mean, except as otherwise defined in an employment agreement or other written agreement between Key Employee and the Company dated on or after the Effective Date (which definition would control in the event of any conflict with the definition in this Section 2.4) each of the following as determined by the Board, (i) willful and repeated failure to perform duties or contravention in any material respect of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken by the Board or the person to whom Key Employee reports (other than due to physical or mental illness); (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company); and (iv) violation of any applicable laws, rules or regulations or failure to comply with the ongoing confidentiality, non-solicitation and non-competition obligations to the Company, corporate code of business conduct or other material policies of the Company in connection with or during performance of the Key Employee’s duties to the Company that could, in the Committee’s opinion, cause material injury to the Company, which violation, if curable, is not cured within thirty (30) days after notice thereof to Key Employee.

2.5       “Change in Control” shall mean, unless the Board provides otherwise, the occurrence of any of the following events:

(a)       An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (1) the then-outstanding shares of common stock of the Company (or any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged) (the “Shares”) or (2) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an Key Employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)       The individuals who, as of the Effective Date, are members of the board of directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the board of directors of the Company or, following a Merger (as hereinafter defined), the board of directors of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)       The consummation of:

(i)       A merger, consolidation or reorganization (1) with or into the Company or (2) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A)       the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B)       the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C)       no Person other than (1) the Company, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; or

(ii)       The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity, (y) a transfer under conditions that would constitute a Non-Control Transaction, with the disposition of assets being regarded as a Merger for this purpose or (z) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.6       “Pro-Rata Bonus” shall mean the pro-rata portion of Key Employee’s annual bonus for the fiscal year of termination based on performance (as determined by the Committee) through the date of termination, as may adjusted by determination of the Committee in its sole discretion.

2.7       “Trigger Period” shall mean the period beginning ninety (90) days prior to a Change in Control and ending twelve (12) months following the consummation of a Change in Control.

3.       Payment of Severance Benefits Upon Termination Following a Change in Control. In the event that Key Employee’s employment with the Company is terminated by the Company without Cause or Key Employee terminates his or her employment with the Company for Good Reason (each a “Qualified Termination”) during the Trigger Period, Key Employee shall be entitled to the following severance benefits, subject to the execution by Key Employee of a separation agreement including an effective release of claims and covenant not to compete with the business of the Company for a period of not less than one year following the date of the Qualified Termination in favor of the Company in such form as the Company shall reasonably determine (the “Separation Agreement”) and Key Employee’s continuing compliance with such Separation Agreement (the “Severance Payments”):

(a)       payments equal, in the aggregate, to [two (2)] times the sum of (i) Key Employee’s Base Salary and (ii) Key Employee’s Bonus, with half of the aggregate payable in a lump sum following the Qualified Termination (and after the Change in Control) and half payable in equal installments over twelve (12) months on the Company’s regularly scheduled payroll dates;

(b)        payments equal in the aggregate, to Key Employee’s Pro-Rata Bonus to the extent not previously paid, with half of the aggregate payable in a lump sum following the Qualified Termination (and after the Change in Control) and half payable in equal installments over twelve (12) months on the Company’s regularly scheduled payroll dates; and

(c)       reimbursement of premium costs in excess of active employee rates to continue COBRA or such other medical coverage for one (1) year following termination; provided, however, that such coverage shall not provide for benefits greater than what Key Employee was receiving prior to termination of employment;

The payments under this Section 3 are in lieu of (and not in addition to) any severance payments (including, without limitation, in lieu of any annual bonus payments or pro-rata bonus payments) Key Employee may have been entitled to receive under any other offer letter, agreement, plan or policy, and any payments under any such agreement, plan or policy shall offset dollar-for-dollar the amounts payable hereunder. The benefits to be provided under Section 3(c) shall be reduced to the extent of the receipt of substantially equivalent health insurance coverage by Key Employee from any successor employer. For the avoidance of doubt, the payments under this Section 3 are only in lieu of any severance payments payable in connection with a Change in Control. Any other severance payments that Key Employee may be entitled to or receives in connection with a termination prior to a Change in Control shall reduce the amount of the Severance Payments (including, without limitation, in lieu of any annual bonus payments or pro-rata bonus payment) payable hereunder.

If Key Employee’s Qualified Termination occurs during the Trigger Period but prior to a Change in Control, the Severance Payments shall commence on the Company’s first regularly scheduled payroll date following the date of the Change in Control. If Key Employee’s Qualified Termination occurs during the Trigger Period after a Change in Control payment of any severance benefit pursuant to this Section 3 shall commence on the Company’s first regularly scheduled payroll date after the 60th day following the date of Key Employee’s termination of employment from the Company and shall include a lump sum payment equal to any amounts that would have been paid to Key Employee prior to such date had all payments been made in accordance with Company’s general payroll practices immediately following termination.

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and all payments under this Agreement shall be made net of amounts required to be paid or withheld for purposes of any federal, state and local taxes.

4.       Treatment of Equity.

Notwithstanding any provision in the Company’s 2006 Incentive Stock, or any other Company Incentive or Non-Qualified Stock Option Plan, or in this Plan, in the event there is a Change of Control, all restrictions on all shares of restricted Company stock previously granted to each Participant, including, without limitation, those relating to the Participant’s tenure with the Company, shall lapse and the shares shall have no further restrictions.

5.       No Employment Contract. This Agreement, including the recitals hereto, shall not be deemed to create a contract of employment between the Company and Key Employee and shall create no right in Key Employee to continue in the Company's employment for any specific period of time, or to create any other rights in Key Employee or obligations on the part of the Company or its affiliates, except as expressly set forth herein. Except as expressly set forth herein, this Agreement shall not restrict the right of the Company to terminate Key Employee's employment at any time for any reason or no reason, or restrict the right of Key Employee to terminate his or her employment.

6.       Limitations on Benefits

6.1       Excise Taxes. In the event that any benefits payable to Key Employee pursuant to this Agreement (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), and (ii) but for this Section 6.1 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Key Employee’s Payments hereunder shall be either (i) provided to Key Employee in full, or (ii) provided to Key Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Key Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax, as determined by the Company with the input of accounting advisors and confirmed by the Committee. In the event that the payments and/or benefits are to be reduced pursuant to this Section 6.1, such payments and benefits shall be reduced such that the reduction of compensation to be provided to Key Employee as a result of this Section 6.1 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A (as defined below) and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 6.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the applicable Key Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.1.

6.2       Section 409A.

(a)       Notwithstanding anything herein to the contrary, this Agreement intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Key Employee of any additional tax, penalty, or interest under Section 409A; provided, however, in no event shall the Company be liable to Key Employee for or with respect to any taxes, penalties or interest which may be imposed upon Key Employee pursuant to Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(b)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)       Notwithstanding anything herein to the contrary, in the event that Key Employee is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then with regard to any payment or the provision of any benefit (whether under this Agreement or otherwise) that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), to the extent necessary to avoid the imposition of excise taxes under Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Key Employee or (B) the date of Key Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Key Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.       Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. KEY EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 7 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.       Dispute Resolution.

Any dispute by Key Employee with respect to the interpretation or performance of this Agreement shall be resolved solely by arbitration. Notice of demand for arbitration will be made in writing to the Board within thirty (30) days after the applicable decision by the Board. The arbitrator will be selected by mutual agreement of the Board and Key Employee. If the Board and Key Employee are unable to agree on an arbitrator, the arbitrator will be selected by the American Arbitration Association. The arbitrator, no matter how selected, must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association. The arbitrator will administer and conduct the arbitration pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side will bear its own fees and expenses, including its own attorney’s fees, and each side will bear one half of the arbitrator’s fees and expenses; provided, however, that the arbitrator will have the discretion to award the prevailing party its fees and expenses. The arbitrator will have no authority to award exemplary, punitive, special, indirect, consequential, or other extracontractual damages. The decision of the arbitrator on the issue(s) presented for arbitration will be final and conclusive and any court of competent jurisdiction may enforce it.

9.       Miscellaneous.

9.1       Entire Agreement. This Agreement constitutes the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and discussions between the parties hereto and/or their respective counsel and representatives with respect to the subject matter covered hereby.

9.2       Amendments. This Agreement may be changed, amended or modified only by a written instrument executed by Key Employee and an authorized representative of the Company other than Key Employee. Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Board or the Committee, as applicable) at any time as may be necessary to comply with any law or regulation, including, but not limited to, to avoid the imposition of any additional taxes or penalties under Section 409A.

9.3       Assignment and Binding Effect. Neither this Agreement nor the rights or obligations hereunder shall be assignable by Key Employee or the Company except that this Agreement shall be assignable to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.

9.4       No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.5       Key Employee Acknowledgment. Key Employee acknowledges that Key Employee has consulted with or has had the opportunity to consult with independent counsel of Key Employee’s choice concerning this Agreement, and that Key Employee has read and understands this Agreement and is fully aware of its legal effect.

9.6       Governing Law. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of Delaware.

9.7       Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

9.8       Notices. Any notice required or permitted by this Agreement shall be in writing, delivered by hand, or sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed to the Chief Executive Officer of the Company at the Company's then principal office, or to the address set forth under Company’s signature below, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing. Notices shall be deemed given when received.

9.9       Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

FALCONSTOR SOFTWARE, INC.		KEY EMPLOYEE

By:	/s/ Gary Quinn	/s/ Daniel Murale

Name:	Gary Quinn

Title:	President and Chief Executive Officer

[Signature page to Change in Control Severance Agreement]